For Immediate Release: January 14, 2016

CP responds to comments from Union Pacific CEO

Calgary, AB – Canadian Pacific (TSX:CP) (NYSE:CP) said today that it is surprised and disappointed by comments reportedly made by Union Pacific Corp.’s (UP) Chief Executive that UP is working behind the scenes with other railroads to support the status quo.

A CP-Norfolk Southern Corp. (NS) merger is clearly in the public interest since it would enhance competition in the industry and would also alleviate congestion in Chicago. The Surface Transportation Board (STB) merger rules are designed to enhance competition and, as with U.S. antitrust law generally, they are not designed to protect other railroads from balanced competition.

We note that UP is itself the product of numerous mergers that created one of the largest route networks in North America. In a statement filed to the STB on April 11, 2011, UP CEO Lance Fritz argued that consolidation enabled the railroad to create "an efficient system removing bottlenecks and inefficient operations, including unnecessary interchanges, and increasing single-line service." According to Mr. Fritz, UP has "been able to provide safer, better, and expanded service because of our ability to leverage the economics of consolidation."

Mr. Fritz reiterated his statements to the STB on March 1, 2013.

It is unfortunate that UP would try to use political pressure to co-opt the regulatory process and prevent other railroads from enjoying these same benefits and becoming more effective competitors to UP. Mr. Fritz’s attempts to rally support for the status quo among the other Class 1s demonstrate a disregard for competition, the processes of the STB, and the needs of shippers and the broader economy.

CP is confident the STB will assess the proposed merger on its merits, without any pre-conceived ideas or external pressure.

Forward Looking Statement
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to CP's proposal to NS regarding a possible business combination, the anticipated results and benefits of the proposed transaction and matters relating to regulatory approvals and changes. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: the ability of the parties to agree to the terms of a proposed transaction; the ability of the parties to obtain the required regulatory approvals; the ability to recognize the financial and operational benefits of the transaction; changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive.

These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Management's Discussion and Analysis" in CP's annual and interim reports, Annual Information Form and Form 40-F. Readers are cautioned not to place undue reliance on forward-looking information. Forward-looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

Rule 425 Disclosure
This announcement is neither an offer to purchase or exchange nor a solicitation of an offer to sell securities. Subject to future developments, additional documents regarding the proposed transaction may be filed with the SEC. Investors and security holders are urged to read such disclosure documents regarding the proposed transaction, if and when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by CP with the SEC at the SEC's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from CP at http://www.cpr.ca/en/investors or by directing a request to Canadian Pacific Railway Limited, 7550 Ogden Dale Road S.E., Calgary, Alberta, Canada, T2C 4X9, Attention: Office of the Corporate Secretary.

CP and its directors, executive officers and other employees may be deemed to be participants in any solicitation of CP or NS shareholders in connection with the proposed transaction. Information about CP's executive officers and directors is available in CP's Annual Report on Form 40-F for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015. Additional information about the interests of potential participants will be included in any proxy statement filed in connection with the proposed transaction.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

Contacts:
Media
Martin Cej
403-319-7298
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Martin_Cej@cpr.ca

Investment Community
Nadeem Velani
403-319-3591
investor@cpr.ca